[LETTERHEAD OF KPMG]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SmarTire Systems Inc.

We consent to the use of our report dated September 16, 2005, except for note 19(b) which is as of September 23, 2005, with respect to the consolidated balance sheets of SmarTire Systems Inc. as of July 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three year period ended July 31, 2005, included in this registration statement and prospectus on Form SB-2/A, and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated September 16, 2005, except for note 19(b) which is as of September 23, 2005, contains additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
April 11, 2006